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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 24, 1997 (except for Note 14, as to which the date is May 12, 1998) accompanying the consolidated financial statements and schedule of Allied Digital Technologies Corp. and subsidiaries 'Allied' contained in the Registration Statement and Prospectus on Amendment No. 1 to Form S-2 (File No. 333-56173), and Form 10-K of Allied for the fiscal year ended July 31, 1997. We consent to the inclusion and incorporation by reference of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption 'Experts.'

                                          GRANT THORNTON LLP

Melville, New York
July 23, 1998